Exhibit 10.4    Agreement is entered into between Medivisor, Inc. and Alex Conti

                                    MEDIVISOR
                          The e-detailing solution...

This agreement is entered into between Medivisor, Inc. (the company) and Alex Conti (AC). Medivisor will provide it's expertise in marketing to the healthcare arena to promote lead generation through it's "e-Challenge" (eC) program. The specifics of the implementation of this program are as follows.

         9. AC agrees to pay Medivisor the sum of $10,000 for implementation of a pilot program of the eC program.

         10. Medivisor will create a clinical "e-Challenge" with a photo quiz contest. The first participant to correctly answer the quiz (as determined by the company's medical director) will be awarded a prize (valued at approximately $300) to be provided and fulfilled by Medivisor.

         11. Medivisor will email this "e-Challenge" to physicians within the New York tri-state area. Intermittent email blasts will be sent out approximately once monthly. This project will terminate upon the delivery of 100 leads. For the purpose of definition a "lead" will be the forwarding of the name and telephone number of a contact that has personally requested further information about AC as a result of viewing the Medivisor presentation.

         12. The company will produce a one minute presentation for AC. This will highlight the services of AC. The presentation (depending on content and scope) will be presented as either a flash movie or "slide" style presentation. The company will work closely with AC in the production of this presentation.

         13. AC will be responsible for assisting Medivisor with any graphics and materials as related to their particular business. AC will have final approval of all presentations prior to emailing. AC agrees to cooperate in assisting the company in an expeditious manner and identify one "lead" person who will interact with Medivisor staff in this project.

         14. Leads from the eC will be stored in a AC specific data base which will be maintained by the company. The database will be maintained for a period of one year.

         15. AC shall remit with a $2,500 deposit at the signing of this agreement, the remaining balance to be paid as $5,000 upon the first email blast and the final payment of $2,500 due upon delivery of the leads to AC.

         8. Medivisor will provide support personnel to assist with any problems that may arise in the implementation of this program.

     Agreed to and accepted by:

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     Alex Conti                           Date


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     Dino Luzzi                           Date
     President
     Medivisor, Inc


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